EXHIBIT 99.1
Ardent Health Appoints Robert DeMichiei to Board of Directors
BRENTWOOD, Tenn. (April 3, 2025) – Ardent Health (NYSE: ARDT), a leading provider of healthcare in growing mid-
sized urban communities across the U.S., today announced the appointment of Robert A. DeMichiei to its board of directors.
A seasoned leader with over 30 years of experience in financial strategy, healthcare operations, and board governance, Mr. DeMichiei served as executive vice president and chief financial officer at the University of Pittsburgh
Medical Center (UPMC) from 2004 to 2020. During his tenure, he played a pivotal role in driving UPMC's financial growth and led numerous strategic initiatives, including mergers and acquisitions, supply chain management, and revenue cycle improvements.
Prior to joining UPMC, Mr. DeMichiei held various executive roles with the General Electric Company and
PricewaterhouseCoopers. He is a graduate of the University of Pittsburgh.
"We are pleased to welcome Rob to our board of directors," said Marty Bonick, Ardent Health president and CEO. "His deep understanding of healthcare finance and operations and extensive board experience will be instrumental in guiding Ardent’s continued growth and focus on operational excellence.”
Mr. DeMichiei also serves on the boards of several organizations, including Waystar Holding Corp. (Nasdaq: WAY),
Ampco-Pittsburgh Corporation (NYSE: AP), and Auto Club Enterprises/AAA, and is a strategic advisor to Health
Catalyst (Nasdaq: HCAT) and Omega Healthcare Management Services. He will serve on the board’s Audit &
Compliance Committee and the Nominating & Corporate Governance Committee.
"Rob’s governance experience with publicly traded companies brings valuable insight and perspective,” said Mark
Sotir, chairman of the Ardent Health board. “His background – along with his leadership of one of the nation’s preeminent academic health systems – will be a tremendous asset as we continue strengthening our board and advancing Ardent’s long-term strategy."
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About Ardent Health
Ardent Health (NYSE: ARDT) is a leading provider of healthcare in growing mid-sized urban communities across the
U.S. With a focus on people and investments in innovative services and technologies, Ardent is passionate about making healthcare better and easier to access. Through its subsidiaries, the Company delivers care through a system of 30 acute care hospitals and 280 sites of care with over 1,800 affiliated providers across six states. For more information, please visit ardenthealth.com.
Investor Contact:
Dave Styblo
Investor.Relations@ardenthealth.com
(615) 296-3016
Media Contact:
Rebecca Kirkham
Rebecca.Kirkham@ardenthealth.com
(615) 296-3635